Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Seaspan Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-151329) on Form F-3D and registration statements (No. 333-142195 and 333-137051) on Form F-3 of Seaspan Corporation of our reports (1) dated February 26, 2009, except for note 15(c), which is as of March 27, 2009, with respect to the consolidated balance sheets of Seaspan Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2008, and (2) dated February 26, 2009, with respect to the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 20-F of Seaspan Corporation.

/s/ KPMG LLP

Vancouver, Canada

March 30, 2009